Exhibit 4.2

INTERCREDITOR SECURITY AGREEMENT

DLP POSITIVE FIXED RETURNS FUND LLC

This Intercreditor Security Agreement, dated as of ______________ _____, 20___ (this “Agreement”), is by and among DLP Positive Note Fund LLC, a Delaware limited liability company (“Fund”), and DLP PNF Manager LLC (the “Manager”) as Representative or its successor thereto, and the undersigned (“Note Holder”).

RECITALS

A.          Pursuant to the terms and conditions of the Offering of the Fund, Notes will be issued to Investors in exchange for cash investments. The Notes are secured by the Fund’s Assets.

B.         Pursuant to the terms and conditions provided for in the Subscription Agreement, each Note Holder, along with each other Note Holder, shall designate a Representative, which shall initially be the Manager and subsequently any of Manager’s successors thereto, as its sole representative, and each Note Holder furthermore agrees and acknowledges that the Representative shall enter into an agreement with the Fund providing for the orderly prosecution of any enforcement or foreclosure action with respect to the Notes.

C.          The parties wish to describe the relative rights of Representative with respect to the Notes.

D.        All capitalized terms in this Agreement not defined herein have the meanings given to them in the Fund’s Operating Agreement dated January 16, 2020, as amended from time to time (“Operating Agreement”), the Note, or the Subscription Agreement (collectively, the “Documents”). This Agreement and the Documents, each and all, form the necessary documents for a purchase of the Notes. The Note Holder shall execute each and every Document required by the Manager to effect a purchase of the Notes.

AGREEMENT

Now, therefore, for and in consideration of the mutual covenants contained in this Agreement, the undersigned hereby agree as follows:

1.           Pari Passu Interests. The Fund, the Representative, and the Note Holder acknowledge and agree that the respective interests of each Note Holder in and to any payments made by the Fund in respect of the Notes, the Security, and any collections in connection with the foreclosure of such Security shall be Pari Passu and no Note Holder shall have any priority over the other; provided further, that any such payments, Security and/or collections received by any Note Holder, other than such payments, Security and collections that are received by all Note Holders on a Pari Passu basis, shall be paid by such Note Holder to the Representative, to be held in trust for the benefit of all Note Holders.

2.           Designation of Representative as Sole Representative. The Fund and the Representative acknowledge that the Note Holders have designated the Representative as the sole representative of all Note Holders and furthermore that the Note Holders have granted to the Representative a Power of Attorney, and the authority to control the orderly prosecution of any enforcement action with respect to any Notes or foreclosure of the Security for which each of the Note Holders receives a Pari Passu interest. As described below, the Note Holder hereby appoints Representative as its agent, representative and attorney-in-fact, with the exclusive right to manage, perform and enforce the terms of the Notes and to exercise and enforce all privileges and rights exercisable and enforceable thereunder, for the joint benefit of the Note Holders. Neither the Representative nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Notes, except for its own willful misconduct.  The Note Holder will indemnify the Representative and its directors, officers and employees to the same extent, and under the same terms, as provided to the Manager in the Fund’s Operating Agreement. The Representative may resign as sole representative of all the Note Holders at any time by delivering 90 days’ written notice to the Note Holders. In the event that the Representative ceases to serve as representative for all the Note Holders, the Manager may designate a new Representative.

3.           Power of Attorney. Note Holder hereby makes, constitutes, and appoints the Representative, and any successor Representative, as determined by the Manager, as its true and lawful representative and attorney-in-fact in such Note Holder’s name, place, and stead to make, execute, sign, acknowledge, file, and record with respect to the Note:

(a)	all instruments which the Representative deems appropriate to reflect any amendment, change, or modification of the Note or the Security in accordance with the terms of this Agreement;
(b)
such agreements, instruments, or documents as may be necessary or advisable to reflect the exercise by the Representative of any of the powers granted to it under this Agreement, including without limitation, any subordination agreement required to be executed for the benefit of any Credit Facility;

(c)
all such other instruments, documents, and certificates which may from time to time be required by the laws of the State of Pennsylvania, the United States of America, or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue, and defend the valid and subsisting existence of the Note and the Security; and

(d)
all applications, certificates, certifications, reports, or similar instruments or documents required to be submitted by or on behalf of the Fund to any governmental or administrative agency or body, or to any securities or commodities exchange, board of trade, clearing corporation or association or similar institution or to any other self-regulatory organization or trade association.

The Note Holder authorizes the Representative to take any further action which the Representative shall consider necessary or advisable in connection with any of the foregoing, hereby giving the Representative full power and authority to do and perform each and every act or thing whatsoever requisite to be done in and about the foregoing as fully as such Note Holder might or could do if personally present, and hereby ratifying and confirming all that the Representative shall lawfully do or cause to be done by virtue hereof; provided, however, that the Representative shall not have any right, power, or authority to amend or modify this Agreement when acting in such capacity except as set forth herein. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive the death of a Note Holder and extend to the Note Holder’s heirs, legal representatives, successors, and assigns. The Note Holder hereby agrees to be bound by any representation made by the Representative acting in good faith pursuant to such power of attorney, and the Note Holder hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the Representative taken in good faith pursuant to such power of attorney.

4.           Specific Enforcement. As sole Representative of all Note Holders, the Manager or its successor shall be the only party to take any enforcement or set-off action with respect to the Notes, foreclose or take any other action to realize upon the Note or the Security, institute any action or proceeding to collect or enforce the Note, commence or cause to be commenced any bankruptcy or similar proceeding against the Fund or commence or exercise any other right or remedy against the Fund or under any document related to the Notes or under applicable law. Pursuant to the terms and conditions of the Offering, each Note Holder defers to the Representative to make all decisions regarding any action concerning the Notes.

5.           Note Holder Security.

(a)         Grant and Definition. As Security for the due and timely performance and payment of Fund’s obligations to the Note Holders under the Notes, the Fund hereby grants to the Note Holders a security interest in all Fund Assets, whether presently owned or hereafter acquired, including without implied limitation, all real property, equipment, fixtures, tenant improvements, deposits, deposit accounts, accounts receivable, shares, units, membership and partnership interests, contract rights, securities, mortgages, notes, trust deeds, beneficial interests, instruments, and any and all assignments of the same, and intellectual property (including, but not limited to, patents, patent applications, copyrights, trademarks, trade names, and goodwill), together with all replacements thereof or substitutions therefore, and all proceeds thereof (the “Security”). The term Security specifically excludes any money or funds on account, or assets in trust held by the Fund or by the Manager, in connection with loans originated or acquired by the Fund as Fund Assets.  The Representative may exclude any assets, collateral or Security, or perfection or priority of any Security, to the extent required to obtain financing from a senior lender under a Credit Facility.

(b)         Note Security. Note Holder acknowledges that the Note is part of a group of Notes offered by the Fund. The Note will be secured against the Assets of the Fund Pari Passu with the other Notes offered by the Fund as part of the Offering, but subject to any Credit Facilities, as described herein.

(c)        Representative. The Note Holder further acknowledges that all Security and filings granted and made under the Note shall be held, pursuant to this Agreement, in the name of the Representative, who shall initially be the Manager. The Manager shall have the sole discretion to appoint a successor Representative or Representatives. Such Representative or Representatives shall receive and keep record of quarterly updates and reports from the Fund, and such reports shall be available to the Note Holder from the Representative.

(d)         Perfection. The Note Holder hereby authorizes the Fund, at the Fund’s discretion and through the designated Representative, to file any UCC financing statements, and any amendment or modifications thereto or continuations thereof, and to file any other instrument or document, and take any other action the Representative may elect to perfect or protect the Security created under this Agreement.  The Fund anticipates that, if anything, this will include only the filing of a UCC financing statement (this Note will not be secured by the filing of mortgages, deeds of trust, deposit or investment account control agreements or similar methods of perfection).

(e)          No Assignment. The Assets of the Fund shall not be assigned to any Note Holder or to any Representative but shall remain in the name of the Fund. The Fund shall retain full rights in its Assets and may, without notice to or consent of Note Holder or any Representative, agree to the modification, waiver, or release of any provisions of any agreement, lien, deed of trust, mortgage, or any other Asset, consent to any action or failure to act by any obligor on any Asset, and exercise or refrain from exercising any power or right which the Fund may have under or with respect to any Asset. The Fund may manage, operate, or sell any Asset, all as exercised in the Manager’s sole discretion. Without limiting the foregoing, the Fund shall have the right, without notice to or consent from the Note Holder or any Representative, to grant any extension of time or forbearance for the performance of any obligation or condition under any Asset, which if not performed, would otherwise constitute a default or event of default under the loan or transaction documents pertaining to the Asset.

(f)          Subordination; Acknowledgement of Credit Facility. The Note Holder acknowledges and agrees that the Note and all related Documents are subject to and subordinate to any Credit Facilities. The Note Holder’s Security will be senior to all other creditors except for liens granted for any Credit Facility. Representative will execute subordination agreements in a form reasonably acceptable to the Manager prepared by the sources of such Credit Facilities, if requested or required to do so by such source of Credit Facility.

(g)          Cash Flow Distribution (“Waterfall”). As Fund income is received, the Fund plans to make payments in the following order of priority, which each Note Holder acknowledges and agrees:

●	First to interest and principal payments on any Credit Facility;
●	Second, to Note Holder interest, payable monthly;
●	Third, to Company Expenses;
●	Fourth, to Management Fees due Manager, payable monthly, and any other fees due Manager;
●	Fifth, to repayment of maturing Notes, if any;
●	Sixth, to distribution of remaining cash to the Manager.

6.          All Note Holders Treated Equally. Notwithstanding the order of filing of any financing statement, or the perfection or non-perfection of any Security, respective interests of each Note Holder in and to the Security and any collections in connection with the foreclosure of such Security shall be Pari Passu and no Note Holder shall have any priority over the other.

7.           No Obligation to Take Action. Except for action expressly required to be taken by Representative hereunder and under the terms and conditions of the Subscription Agreement, Representative shall be entitled to refrain from taking any action hereunder unless Representative shall be indemnified by all Note Holders to Representative’s satisfaction from any and all liability and expense it may incur by reason of taking such action. If Representative declines to take action hereunder, the Note Holders may designate a new sole representative by a vote of the Note Holders holding at least a majority of the outstanding principal of the Notes and such new sole representative shall have the same authority to act on behalf of the Note Holders as granted to Representative hereunder.

8.           Third Party Beneficiaries. The Fund and Representative acknowledge and agree that each Note Holder is a third-party beneficiary under this Agreement, and that each Note Holder may enforce any and all rights of the Note Holder arising under this Agreement. Each Note Holder has agreed to be bound by the terms and conditions to this Agreement pursuant to execution of the Subscription Agreement.

9.           Reimbursement. Representative shall be reimbursed by the Note Holders for all reasonable expenses incurred on behalf of the Note Holders in connection with any enforcement action.

10.         Other Matters.

(a)          Amendments. This Agreement and any Notes subject to hereto may be substantively amended or modified only in writing signed by the Manager of the Fund on behalf of the Fund and the Representative on behalf of the Note Holders, provided Note Holders holding at least a majority of the outstanding principal of the Notes have consented to the amendment or modification. Amendments which are non-substantive in nature or do not adversely affect Note Holders shall not require consent of the Note Holders.

(b)          Assignment. This Agreement shall not be assignable by the Note Holder without the prior written consent of the Fund which may be withheld in the Fund’s discretion. Any purported assignment of this Subscription Agreement in violation of this section is null and void and shall be of no effect.

(c)         Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute but one document. Delivery of an executed signature page to this Agreement and any of the other agreements, documents and instruments contemplated hereby, by electronic transmission shall be as effective as delivery of a manually signed counterpart or thereof.

(d)         Expenses and Attorneys’ Fees. Each party shall pay its own costs and expenses incurred in connection with the negotiation, execution, delivery, and performance of this Agreement. Each party in any suit, action, or appeal filed or held concerning this Agreement shall be responsible for its own attorneys’ fees and shall not be responsible for the attorneys’ fees of any other party.

(e)         Additional Documents and Acts. Each of the parties shall promptly execute and deliver such additional documents and shall do such acts that are reasonably necessary in connection with the performance of their respective obligations hereunder to carry out the intent of this Agreement.

(f)          Governing Law. This Agreement shall be governed and construed according to the substantive laws of the State of Delaware without regard to conflicts of law principles. All disputes arising out of or relating to this Agreement, its subject matter, the performance by the parties of their obligations with respect to this Agreement or the claimed breach thereof, whether in tort, contract or otherwise, shall be finally resolved by binding arbitration under then-existing rules of commercial arbitration of the American Arbitration Association. Any such arbitration shall be conducted before a single arbitrator in the County of St. Johns, Florida. The award of the arbitrator, including the allocation of each party’s costs of arbitration, shall be final and conclusive, and judgment on such award may be entered and enforced by any court of competent jurisdiction.

(g)         Notices. All notices or other communications required or permitted by this Agreement must be in writing; must be delivered to the Fund and the Manager at the addresses set forth below, or any other address that a party may designate by notice to the other parties; and are considered delivered upon (i) actual receipt if delivered personally, (ii) one day after deposit with a nationally recognized overnight delivery service, (iii) at the end of the third business day after the date of deposit in the United States mail, postage pre-paid, certified, return receipt requested, or (iv) if sent by facsimile or email, at the time received by the email service or facsimile machine of the receiving party if received before 5:00 p.m. (Pacific Time) on the business day received, or if received after 5:00 p.m. (Pacific Time), or if emailed or faxed on a day other than a business day (i.e., a Saturday, Sunday, or legal holiday), such notice shall be deemed delivered on the next following business day.

To Fund:	DLP Positive Note Fund LLC
605 Palencia Club Drive
St. Augustine FL 32095

To Manager:	DLP PNF Manager LLC
605 Palencia Club Drive
St. Augustine FL 32095

To Note Holder:	At the address set forth on the Subscription Agreement signature page executed by Note Holder.

(h)          Non-Waiver. A waiver of one or more breaches of any clause of this Agreement shall not act to waive any other breach, whether of the same or different causes.

(i)          Severability. Each clause of this Agreement is severable. If any clause is ruled void or unenforceable, then the balance of this Subscription Agreement shall nonetheless remain in effect.

(j)          Term. Unless otherwise agreed to in writing by the parties, this Agreement shall remain in full force and effect and shall not terminate.

IN WITNESS WHEREOF, the parties have executed this Intercreditor Security Agreement as of the date first above written.

Fund:

DLP Positive Note Fund LLC

By: DLP PNF Manager LLC, Manager	Date
By: DLP Capital Partners LLC, Sole Member
By: DLP Real Estate Capital, Inc., Manager
By: Donald Wenner, President

Representative:

DLP PNF Manager LLC

By: DLP Capital Partners LLC, Sole Member	Date
By: DLP Real Estate Capital, Inc., Manager
By: Donald Wenner, President

Note Holder:

By:
Date